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                                                                      EXHIBIT 11



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                CABOT CORPORATION AND CONSOLIDATED SUBSIDIARIES

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                             For The Three Month
                        Period Ended December 31, 1994


                   (In thousands, except per share amounts)


                                                                         Primary         Fully Diluted
                                                                         -------         -------------

Shares of common stock outstanding at October 1, 1994,
         less treasury stock                                             37,991              37,991

Plus net weighted shares of treasury stock issued                             8                   8

Plus common stock equivalents:

        Effect of convertible preferred stock conversion                      -               3,091
        Effect of equity incentive awards                                   620                 650
                                                                        ----------          ----------

Weighted average shares outstanding                                      38,619              41,740
                                                                        ==========          ==========

Income applicable to common shares                                      $33,018             $33,018

Dividends on preferred stock                                                  -                 890

Preferred stock conversion compensation shortfall                             -                (600)
                                                                        ----------          ----------

Earnings applicable to common shares                                    $33,018             $33,308
                                                                        ==========          ===========

Earnings per common share                                               $     0.85          $     0.80
                                                                        ==========          ===========
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